Exhibit 10.30

SEVERANCE PROTECTION AGREEMENT

THIS SEVERANCE PROTECTION AGREEMENT (the “Agreement”) was entered into this          day of             , 2011 (the “Effective Date”) by and between DJO Incorporated, a Delaware corporation (the “Company”) and [Vickie Capps/Luke Faulstick/Don Roberts/Tom Capizzi/Andrew Holman/Stephen Murphy] (the “Employee”) (together, the “Parties”).

RECITALS:

WHEREAS, the Employee is currently employed by the Company;

WHEREAS, the Company desires to retain the Employee as an employee; and,

WHEREAS, as an inducement for the Employee to remain in the employ of the Company, the Company has agreed to enter into this Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the promises and covenants set out below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                            Restrictive Covenant Payments.

(a)                Subject to Section 2(c), upon termination of the Employee’s employment by the Company without Cause (as defined below) and for so long as the Employee is in strict compliance with the terms of this Agreement (including without limitation, Section 3), the Employee shall be entitled to receive the following (collectively, the “Restrictive Covenant Payments”):

(i)            Cash Payment.  A monthly cash compliance payment in the amount of the sum of (A) the Employee’s monthly base salary and (B) one-twelfth of the Employee’s target annual performance-based cash bonus, each as in effect on the date of termination, for a period of [18] [12](1) months from the date of termination, which payments will commence on the 60th day following the Employee’s termination of employment (with payments in arrears for the first two months from the termination date),

(ii)           Pro Rata Bonuses.

(A) The pro rata portion of any quarterly performance-based cash bonus based on the achievement of certain performance metrics established by the Board of Directors of Company (the “Quarterly Bonus”), if

(1)  18 months for Vickie Capps and Luke Faulstick; 12 for all others any, that the Employee would have been entitled to receive in the quarter in which the termination date occurs based upon the percentage of the fiscal quarter that shall have elapsed through the date of the Employee’s termination of employment, payable when the Quarterly Bonus would have otherwise been payable to the Employee had the Employee’s employment not terminated, and

(B) The pro rata portion of any annual performance-based cash bonus based on the achievement of certain performance metrics established by the Board of Directors of Company (the “Annual Bonus”), if any, that the Employee would have been entitled to receive in the year in which the termination date occurs based upon the percentage of the fiscal year that shall have elapsed through the date of the Employee’s termination of employment, payable when the Annual Bonus would have otherwise been payable to the Employee had the Employee’s employment not terminated, and

(iii)          Health Benefits.  Continued participation in the health benefit plan or program maintained by the Company, as the case may be, from time to time for a period of [18] [12](2) months from the date of termination (or, if earlier, until the Employee becomes eligible for comparable coverage with a new employer) on substantially the same terms as the Employee participated in such plans or programs immediately prior to termination (contingent on the Employee’s election to receive COBRA continuation coverage); provided, however, that the Company shall pay the entire cost of such health benefits.

In addition, the Company will, upon such termination of employment, pay Employee an amount, in exchange for the cancellation of the Rollover Options (as described below) equal to the product of (i) the number of shares underlying the stock options as set forth on Schedule A attached hereto (the “Rollover Options”) and (ii) the excess of (A) the fair market value (as determined in good faith by the Board of Directors of Company (the “Board”)) of a share of common stock at the close of the date of termination over (B) the exercise price of each Rollover Option.

(b)           As used herein, “Cause” means (i) Employee’s willful and continued failure to substantially perform Employee’s duties as an employee of the Company (other than any such failure resulting from Employee’s long-term disability or any such failure subsequent to Employee being delivered notice of the Company’s intent to terminate Employee’s employment without Cause) following written notice by the Company to Employee that specifically identifies such failure and Employee’s refusal to cure such failure within 30 days following receipt of such notice (for the avoidance of doubt, the unsatisfactory performance by Employee of his duties shall not be deemed to be a failure to substantially perform); (ii) conviction of, or a plea of nolo contendere to, (A) any criminal activity  (other than traffic-related) under the laws of the appropriate country of residence or (B) a crime involving moral turpitude that could be injurious to the Company or its reputation; (iii) willful malfeasance or willful misconduct by the

(2)  18 months for Vickie Capps and Luke Faulstick; 12 for all others

Employee which is materially and demonstrably injurious to the Company; or (iv) any act of fraud by Employee in the performance of his duties as an employee of the Company.

(c)           The Restrictive Covenant Payments shall not be provided to the Employee in the event the Employee’s termination of employment is the result of the Employee’s death or following Employee’s disability (as defined in the Company’s long-term disability policy).

2.               Payment Procedures.

(a)           The cash portion of the Restrictive Covenant Payments provided under Section 1(a)(i) shall be payable in accordance with the normal payroll cycle of the Company.

(b)           The Restrictive Covenant Payments shall constitute the exclusive payment due the Employee by reason of the termination of employment, including any payment which may otherwise be payable pursuant to any other separation or severance policy established or maintained by the Company, but shall have no effect on any other fully vested and non-forfeitable benefits which may be due the Employee under any plan of the Company which provides benefits (other than separation or severance pay) after termination of employment or plans such as any retirement, vacation-pay or stock incentive plans.

(c)           As an express condition precedent to the Restrictive Covenant Payments, the Employee must execute and deliver to the Company (and not revoke during any mandated or agreed upon revocation period) the Company’s standard general release of all claims against the Company and its affiliates form no later than the 52nd day following the Employee’s termination of employment.

(d)           The Company shall deduct from the Restrictive Covenant Payments all amounts required by law to be withheld.

3.               Non-Competition; Non-Disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

3.1           Non-Competition.

(a)           The Employee acknowledges that in the course of the Employee’s employment with the Company, the Employee will become familiar with trade secrets and other confidential information of the Company and that the Employee’s services will be of special, unique and extraordinary value to the Company.  Therefore, the Employee agrees that, during the Period of Employment and for the [18] [12](3) months thereafter (the “Restricted Period”), the Employee shall not directly or indirectly own, manage, control, participate in, consult with, or in any manner engage in any business competing with any business of the Company within the United States and any other geographical

(3)  18 months for Vickie Capps and Luke Faulstick; 12 for all others area in which the Company then engages in business or engaged in business at any time during the Employee’s employment with the Company (a “Competitor”).  Nothing herein shall prohibit the Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded so long as the Employee has no direct or indirect active participation in the business of such corporation.

(b)           During the Restricted Period, the Employee shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to terminate such employment, or in any way interfere with the employee relationship between the Company and any such employee, (ii) hire any person who is, or at any time during the Period of Employment was, an employee of the Company or (iii) induce or attempt to induce any customer, licensor, licensee or supplier of the Company having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company.

3.2           Proprietary Information.  The Employee agrees that the Employee shall not use for the Employee’s own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor shall the Employee otherwise disclose to any individual or entity at any time while the Employee is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is reasonably required within the course and scope of the Employee’s employment hereunder or (c) is required by law, a court of competent jurisdiction or a governmental or regulatory agency.  For purposes of this Agreement, “proprietary information” shall mean:  (i) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company; (ii) any information concerning any product, service, technology or procedure offered or used by the Company, or under development by or being considered for use by the Company; (iii) any information relating to marketing or pricing plans or methods, capital structure, or any business or strategic plans of the Company; (iv) any inventions, innovations, trade secrets or other items covered by Section 3.4 below; and (v) any other information which the Board has determined by resolution and communicated to the Employee in writing to be proprietary information for purposes hereof.  However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of the Employee in violation of Section 3.1, 3.2 or 3.3.

3.3           Surrender of Records.  The Employee agrees that the Employee shall not retain and shall promptly surrender to the Company all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in the Employee’s possession or under the Employee’s control or accessible to the Employee which contain any proprietary information as defined in Section 3.2.

3.4           Inventions and Patents.  The Employee agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company’s business developed by the Employee alone or in conjunction with others at any time during the Employee’s employment by the Company shall belong to the Company.  The Employee will use the Employee’s best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

3.5           Definition of Company.  For purposes of this Section 3, the term “Company” shall mean the Company and its subsidiaries as the same may exist from time to time, and nothing herein shall be construed to extend the definition of Company to affiliated entities of the Company by mere virtue of the identity of shareholders.

3.6           Enforcement.  The parties hereto agree that the duration and area for which the covenants set forth in this Section 3 are to be effective and are reasonable.  In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.  The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America.

4.             Available Remedies.  In the event the Employee breaches their obligations under this Agreement in any way, in addition to any other rights or remedies available at law or in equity, the Company’s obligations hereunder (including provision of the Restrictive Covenant Payments) shall cease.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

5.             No Contract of Employment.  The Company shall employ the Employee on an “At Will” basis.  Nothing herein shall create a contract of employment, confer upon the Employee a right to continue as an Employee of the Company or affect any rights of the Company to terminate the employment of the Employee for any reason whatsoever.

6.             Binding Nature.  This Agreement is personal in nature to the Employee and may not be assigned or transferred by the Employee in any way, and no heir, estate, spouse, trust, guardian receiver or any other successor to the Employee shall have an enforceable interest in this Agreement or any right to payment.

7.             Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (without regard to principles of conflicts of laws that would direct the application of the laws of any other jurisdiction).

8.             Notices.  Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at the address last provided to the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated below.  Each party may also provide notice by sending the other party a facsimile at the number provided below.

If to the Company, to:

DJO Incorporated

[Address 1]

[Address 2]

Facsimile: [(   )    -    ]

Attn. [                   ]

Copy to:  [                   ]

If to the Employee, at the address set forth on the Company’s personnel records or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

9.             Merger & Non-Oral Modification.  This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and merges all prior and contemporaneous agreements, negotiations and discussions regarding the subject matter of this Agreement into this integrated document.  This Agreement may not be modified or amended in any way except in writing signed by the parties hereto.

10.           Compliance with IRC Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.  Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s termination of employment with the Company Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months and one day following the Employee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code); and all payments due thereafter shall be made as provided in this Agreement and (ii) if any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax.  The Company shall consult with the Employee in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to the Employee with respect to thereto.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the

Section 409A of the Code, and references herein to the Employee’s “termination of employment” shall refer to the Employee’s separation from service with the Company within the meaning of Section 409A.  To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

WITNESS our hands and seals the day first above written.

EMPLOYEE:	DJO Incorporated

By:
[ ]	Office:

SCHEDULE A: Rollover Options

Total Shares Underlying Rollover Option	Option Exercise Price